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                                                                      Exhibit 21

                                                                  CONFORMED COPY
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                             IRREVOCABLE UNDERTAKING
                    (Ohsea Holdings Limited (the "Company"))

To:  WestLB Panmure
     Woolgate Exchange
     25 Basinghall Street
     London
     EC2V 5HA

     Nabarro Wells & Co. Limited
     Saddlers House
     Gutter Lane
     London
     EC2V 6HS

     Professional Staff plc
     Buckland House
     Waterside Drive
     Langley Business Park
     Slough
     Berkshire
     SL3 6EZ ("Target")

Dated: 15 April, 2003

Scheme of arrangement in relation to the Target

We understand that:

(a) the Target intends to propose to its shareholders a scheme of arrangement under section 425 of the Companies Act 1985 (the "Scheme") as a consequence of which we will be able, together with the shares that we intend to acquire under the terms of a share exchange agreement, to acquire all of the issued share capital of the Target for cash at a price of $2.10 per share;

(b) the Scheme will be on the terms and conditions to be set out in a press announcement of the Scheme (the "Press Announcement") in the form of the attached draft Press Announcement, together with such additional terms and conditions as may be required to comply with the rules of The City Code on Take-overs and Mergers (the "City Code") and any other applicable laws or regulations, including the NASD Rules;

(c) other than in respect of all the ordinary shares owned or controlled by us, CS Services Limited and Andrew Dixey and some of the ordinary shares owned or controlled by Benjamin Blackden, the Scheme will extend to all the ordinary shares of 2 pence each in the Target ("Ordinary Shares") issued prior to the close of business on the business day preceding the date on which the Court confirms the capital reduction involved in the Scheme

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     (the "Relevant Time"), including any Ordinary Shares issued as a result of the exercise of options under the Target's Employee Share Option Scheme and the Target's Company Share Option Plan prior to the Relevant Time (together the "Share Schemes");

(d)  under or in connection with the Scheme, it is proposed that we:

     (i) issue to Andrew Dixey shares in the Company in exchange for the 69,000 Ordinary Shares held by him, issue to Benjamin Blackden and Sally Blackden (as joint holders) shares in the Company in exchange for 400,000 of the 408,000 Ordinary Shares held by such persons and issue to Osborne Clarke Trustees Limited (as nominee for the trustees of the Blackden Personal Settlement) shares in the Company in exchange for 300,000 of the 393,500 Ordinary Shares held by the trustees (the Ordinary Shares being exchanged by such persons being referred to as the "Exchange Shares", and the Exchange Shares together with the 93,500 Ordinary Shares held by Osborne Clarke Trustees Limited and the 8,000 Ordinary Shares held jointly by Benjamin Blackden and Sally Blackden which are to be cancelled pursuant to the Scheme, the "NI Shares");

     (ii) issue to CS Services Limited, a person connected with us, ordinary shares in the Company in exchange for the Ordinary Shares held by it; and

     (iii) pay to each other shareholder of the Target a cash amount of $2.10 in respect of each Ordinary Share held by such shareholder; and

(e)  the proposal of the Scheme is conditional on:

     (i) the receipt by us of completed irrevocable undertakings (in forms acceptable to us):

          (A) from Andrew Dixey and Benjamin Blackden (the "Non-Independent Directors") and their associated persons undertaking not to exercise the voting rights in respect of the NI Shares and the Ordinary Shares held by Christopher Blackden, Mary Blackden and Philippa Berry at the court meeting of the holders of the Ordinary Shares (the "Court Meeting") to be convened by the High Court in England and Wales (the "Court") and undertaking to be bound by the Scheme; and

          (B) to vote in favour of the Scheme from each of the independent directors of the Target in respect of a total of not less than 2,000 Ordinary Shares

          (for the purposes of this clause, a person is associated with a director if that director would have to notify the Target under section 324 or section 328 of the Companies Act 1985 of any sale of shares in the Target by that person);

     (ii) the release of the Press Announcement,

     but we may waive condition (i) above in whole or in part (and either conditionally or otherwise) if we so choose and all our obligations under this undertaking will lapse if the above conditions are not fulfilled (or, where permitted, waived by us) by 12.00 noon on 30 April, 2003 (or such later time or day as we may notify to the board of the Target).

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In consideration of the Target agreeing to propose the Scheme to the shareholders of the Target, we undertake, agree and represent to and with the Target in the following terms:

1. We are the beneficial owner of one Ordinary Share (the "Share"), free from all liens, charges, encumbrances and restrictions whatsoever, and of all rights attaching to it.

2. We have full power and authority (without the approval or consent of any other person) to exercise (or procure the exercise of) all the voting rights in respect of the Share at general and class meetings of the Target.

3. We will not exercise the voting rights (or will procure that the voting rights are not exercised) in respect of the Share at the Court Meeting and, following approval of the Scheme by the Court Meeting, we will irrevocably instruct the appropriate firm of solicitors to instruct Counsel to attend the Court hearing of the petition to sanction the Scheme and to undertake to the Court on our behalf:

     (a)  to be bound by the Scheme in respect of the Share; and

     (b) to be bound by the Scheme and to execute and do or procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed or done by us for the purpose of giving effect to the Scheme.

4. Other than in respect of the ordinary resolution approving the arrangements with the Non-Independent Directors (in respect of which we undertake not to exercise such voting rights), we will (either personally or by proxy) exercise (or procure the exercise of) the voting rights in respect of the Share in favour of the resolution(s) to be proposed at the extraordinary general meeting of the Target (the "EGM") to be convened by the Target in connection with the Scheme and the associated reduction in the share capital of the Target, the cancellation of (pound)13,122,000 standing to the credit of the Target's share premium account and amendments to the Target's articles of association.

5. Unless and until the Scheme becomes effective or lapses, we will not except pursuant to the Scheme:

     (a) sell, transfer, charge, pledge or grant any option over or otherwise dispose the Share or any interest in the Share; or

     (b) accept any offer in respect of the Share or any interest in the Share (whether it is conditional or unconditional and irrespective of the means by which it is to be implemented); or

     (c) restrict or (in so far as it is within our power to do so) permit the creation of any restriction on the voting rights in respect of the Share.

6. We understand that, in accordance with the City Code, this undertaking will be referred to in the Scheme and will be available for inspection until the Scheme becomes effective or lapses.

(A)  All our obligations under this undertaking will lapse if:

     (a) the resolution(s) to be proposed at the Court Meeting (are) not passed by the requisite majority at the Court Meeting (or any adjournment thereof); or

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     (b)  the resolution(s) to be proposed at the EGM (are) not passed by the requisite majority at the EGM (or any adjournment thereof); or

     (c) the Court refuses to sanction the Scheme or confirm the associated reduction in the share capital of the Target; or

     (d) the Scheme does not become effective by 31 July, 2003 (or such later date as we and the Target may, with the consent of the Panel on Take-overs and Mergers, agree); or

     (e) the Scheme Document has not been posted to shareholders by 13 May, 2003.

(B) Any time, date or period mentioned in this undertaking may be extended by mutual agreement between the parties to this undertaking but as regards any time, date or period originally fixed or so extended time shall be of the essence.

(C) References in this undertaking to a person having an "interest in shares" include all interests which that person would be required to notify to the Target if he were a director of the Target.

(D) In this undertaking the expression the "Scheme" extends to the Scheme as modified from time to time.

(E) This undertaking is governed by and shall be construed in accordance with English law.

IN WITNESS of which this undertaking has been executed as a deed and has been delivered on the date which first appears on page 1.

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SIGNED as a deed            )                /s/    Andrew Wilson
by OHSEA HOLDINGS LIMITED   )                -----------------------------------
acting by:                  )                Name:  Andrew Wilson
and:                        )                Title: Director


                                             /s/    Stewart Harris
                                             -----------------------------------
                                             Name:  Stewart Harris
                                             Title: Director

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